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               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Regulation Statement (Form S-8) pertaining to the Burr-Brown Corporation Future Investment Trust of our reports (a) dated January 22, 1996, with respect to the consolidated financial statements of Burr-Brown Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein and (b) dated May 19, 1995 with respect to the financial statements and schedules of the Burr-Brown Corporation Future Investment Trust included in the Plan's Annual Report (Form 11-K) for the year ended December 30, 1994, filed with the Securities and Exchange Commission.



                                                Ernst & Young LLP

Tucson, Arizona
March 20, 1996